Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

April 22, 2021

For Immediate Release

Vicor Corporation Reports Results for the First Quarter Ended March 31, 2021

Andover, MA, April 22, 2021 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the first quarter ended March 31, 2021. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are presented below.

Revenues for the first quarter ended March 31, 2021 totaled $88.8 million, a 40.1% increase from $63.4 million for the corresponding period a year ago, and a 5.3% sequential increase from $84.3 million the fourth quarter of 2020.

Gross margin increased to $44.7 million for the first quarter of 2021, compared to $27.3 million for the corresponding period a year ago, and increased sequentially from $40.5 million for the fourth quarter of 2020. Gross margin, as a percentage of revenue, increased to 50.3% for the first quarter of 2021, compared to 43.1% for the corresponding period a year ago, and increased from 48.0% for the fourth quarter of 2020.

Net income for the first quarter was $15.1 million, or $0.34 per diluted share, compared to a net loss of ($1.7) million or ($0.04) per share, for the corresponding period a year ago and net income of $11.2 million, or $0.25 per diluted share, for the fourth quarter of 2020.

Cash flow from operations totaled $17.6 million for the first quarter, compared to cash used for operations of $0.9 million for the corresponding period a year ago, and cash flow from operations of $19.3 million in the fourth quarter of 2020. Capital expenditures for the first quarter totaled $9.3 million, compared to $3.0 million for the corresponding period a year ago and $11.8 million for the fourth quarter of 2020. The sum of cash, cash equivalents, and short-term investments sequentially rose 5.3% to approximately $223.1 million compared to the fourth quarter of 2020.

First quarter bookings increased 41.2% to $98.9 million, from $70.1 million for the corresponding period a year ago, and increased sequentially 8.1% from $91.5 million for the fourth quarter of 2020. Total backlog at the end of the first quarter of 2021 was $157.1 million, up 6.5 % from $147.6 million at the end of 2020.

Commenting on first quarter performance, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, “Q1 revenues and gross margins reflected strong demand and improved manufacturing efficiencies. Vertical integration of power packaging processes and increased capacity in expanded facilities will enable greater revenue and margin growth starting in 2022. For the balance of 2021, sequential quarterly increases in revenue are capacity constrained to 7% while bookings and backlog are expected to grow at a faster pace.”

Dr. Vinciarelli concluded, “While 48V adoption in data centers is accelerating, current requirements for lower voltage rails feeding AI processors are stepping up nearly 2X every 2 years. Vicor’s power system modules are uniquely fit to support this trajectory, prompting OEMs seeking to advance their AI solutions to gain preferential access to Vicor’s enabling technology.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, April 22, 2021 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to pre-register with BT Conferencing, the service provider hosting the conference call, so that he or she, on the day of the call, may avoid waiting for the BT Conferencing operator to register callers individually. Those pre-registering on BT Conferencing’s website will receive a special dial-in number and PIN for call access. Pre-registration may be completed at any time prior to 5:00 p.m. on April 22, 2021. Telephone participants who are unable to pre-register should dial 877-299-4502 at approximately 4:45 p.m. and use the Passcode 41638660. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through May 7, 2021. The replay dial-in number is 888-286-8010 and the Passcode is 66693367. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2020, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

Investor Relations

Vicor Corporation

Voice: 978-470-2900

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED
	(Unaudited)
	MAR 31,	MAR 31,
	2021	2020
Net revenues	$88,796	$63,401
Cost of revenues	44,096	36,070

Gross margin	44,700	27,331
Operating expenses:
Selling, general and administrative	16,954	16,369
Research and development	13,026	13,335

Total operating expenses	29,980	29,704

Income (loss) from operations	14,720	(2,373)
Other income (expense), net	232	148

Income (loss) before income taxes	14,952	(2,225)
Less: Benefit for income taxes	(143)	(494)

Consolidated net income (loss)	15,095	(1,731)
Less: Net income attributable to noncontrolling interest	3	4

Net income (loss) attributable to Vicor Corporation	$15,092	($1,735)

Net income (loss) per share attributable to Vicor Corporation:
Basic	$0.35	($0.04)
Diluted	$0.34	($0.04)
Shares outstanding:
Basic	43,455	40,635
Diluted	44,841	40,635

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	MAR 31,	DEC 31,
	2021	2020
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$127,411	$161,742
Short-term investments	95,719	50,166
Accounts receivable, net	47,697	40,999
Inventories, net	54,256	57,269
Other current assets	6,954	6,756

Total current assets	332,037	316,932
Long-term deferred tax assets	224	226
Long-term investment, net	2,541	2,517
Property, plant and equipment, net	81,124	74,843
Other assets	1,695	1,721

Total assets	$417,621	$396,239

Liabilities and Equity
Current liabilities:
Accounts payable	$16,365	$14,121
Accrued compensation and benefits	14,485	14,094
Accrued expenses	3,153	2,624
Sales allowances	1,253	597
Short-term lease liabilities	1,571	1,629
Income taxes payable	43	139
Short-term deferred revenue and customer prepayments	6,008	7,309

Total current liabilities	42,878	40,513
Long-term deferred revenue	653	733
Contingent consideration obligations	181	227
Long-term income taxes payable	648	643
Long-term lease liabilities	2,779	2,968

Total liabilities	47,139	45,084
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	333,564	328,943
Retained earnings	176,100	161,008
Accumulated other comprehensive loss	(573)	(204)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	370,164	350,820
Noncontrolling interest	318	335

Total equity	370,482	351,155

Total liabilities and equity	$417,621	$396,239